Exhibit 99.1

American Financial Group, Inc. Announces Second Quarter Results

•	Net earnings per share of $2.31 include $0.48 per share in realized gains on securities and ($0.29) per share related to newly-reclassified Annuity non-core items

•	Core net operating earnings of $2.12 per share

•	Second quarter annualized ROE of 16.0%; annualized core operating ROE of 14.7%

•	Full year 2019 core net operating earnings guidance revised to a narrowed range of $8.40 - $8.80 per share

CINCINNATI – August 6, 2019 – American Financial Group, Inc. (NYSE: AFG) today reported 2019 second quarter net earnings attributable to shareholders of $210 million ($2.31 per share), unchanged from the 2018 second quarter. Net earnings for the quarter include $45 million ($0.48 per share) in after-tax net realized gains on securities, including $29 million ($0.32 per share) in holding gains to adjust equity securities to fair value. By comparison, net earnings in the 2018 second quarter included $25 million ($0.27 per share) in after-tax net realized gains on securities. Net earnings for the second quarter of 2019 included a negative impact of $27 million ($0.29 per share) for annuity non-core items, including the impact of fair value accounting for fixed-indexed annuities (FIAs) and other items related to changes in the stock market and interest rates. Other details may be found in the table below. Book value per share was $67.72 per share at June 30, 2019. AFG paid cash dividends of $1.90 per share during the quarter, which included a $1.50 per share special dividend. Annualized return on equity was 16.0% and 17.1% for the second quarters of 2019 and 2018, respectively.

As previously announced, beginning with the second quarter of 2019, AFG changed the way it defines annuity core operating earnings to exclude the impact of items that are not necessarily indicative of operating trends. Core net operating earnings for periods prior to the change have not been adjusted, however results for the three and six month periods ended June 30, 2018 are reconciled to historically reported Annuity Segment core operating earnings on page 5 of this release. As a result, reported core net operating earnings for periods beginning with the second quarter of 2019 are not directly comparable to prior year periods.

Core net operating earnings were $192 million ($2.12 per share) for the 2019 second quarter, compared to $185 million ($2.04 per share) in the 2018 second quarter. Higher reported core operating earnings in our Annuity Segment were offset by lower operating earnings in our Specialty Property and Casualty (“P&C”) Insurance operations. Holding company expenses were $7 million lower year-over-year and reflect a normal run rate in the 2019 second quarter. In connection with AFG’s new definition of annuity core operating earnings, AFG’s core net operating earnings for the second quarter of 2019 exclude the impact of items that are not necessarily indicative of operating trends, and include an expense for the amortization of FIA option costs, which AFG believes better reflects the cost of funds for FIAs and AFG’s evaluation of the financial performance of its Annuity business. Book value per share, excluding unrealized gains related to fixed maturities, was $58.49 per share at June 30, 2019. Core net operating earnings for the second quarters of 2019 and 2018 generated annualized returns on equity of 14.7% and 15.1%, respectively.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses, annuity non-core earnings, and special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Components of net earnings attributable to shareholders:
Core operating earnings before income taxes	$236	$229	$465	$496
Pretax non-core items:
Realized gains (losses) on securities	56	31	240	(62)
Annuity non-core earnings (loss)	(33)	—	(33)	—

Earnings before income taxes	259	260	672	434
Provision (credit) for income taxes:
Core operating earnings	45	46	93	98
Non-core items	5	6	44	(13)

Total provision for income taxes	50	52	137	85

Net earnings, including noncontrolling interests	209	208	535	349
Less net earnings (losses) attributable to noncontrolling interests:
Core operating earnings (losses)	(1)	(2)	(4)	(6)
Non-core items	—	—	—	—

Total net earnings (losses) attributable to noncontrolling interests	(1)	(2)	(4)	(6)

Net earnings attributable to shareholders	$210	$210	$539	$355

Net earnings:
Core net operating earnings(a)	$192	$185	$376	$404
Realized gains (losses) on securities	45	25	190	(49)
Annuity non-core earnings (loss)	(27)	—	(27)	—

Net earnings attributable to shareholders	$210	$210	$539	$355

Components of Earnings Per Share:
Core net operating earnings(a)	$2.12	$2.04	$4.14	$4.46
Non-core Items:
Realized gains (losses) on securities	0.48	0.27	2.09	(0.54)
Annuity non-core earnings (loss)	(0.29)	—	(0.29)	—

Diluted Earnings Per Share	$2.31	$2.31	$5.94	$3.92

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “We are pleased to report strong operating profitability and investment results in both our Specialty P&C and Annuity Segments, which helped us to achieve an annualized core operating return on equity of 15%.

“AFG had approximately $1.0 billion of excess capital (including parent company cash of approximately $135 million) at June 30, 2019 and after the payment of the May special dividend. Where appropriate, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. In addition, returning capital to shareholders in the form of regular and special cash dividends and opportunistic share repurchases are also an important and effective component of our capital management strategy. We will evaluate our excess capital position again in the second half of 2019 and note that the special cash dividend paid in May does not preclude our consideration of additional actions with respect to our regular quarterly dividend, additional special dividends and opportunistic share repurchases.

“Based on results for the first six months of 2019, we revised our expectations for AFG’s 2019 core net operating earnings to $8.40 to $8.80 per share, narrowed from our previous range of $8.35 to $8.85 per share. Our core earnings per share guidance excludes non-core items such as realized gains and losses, annuity non-core earnings and other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

Pretax core operating earnings in AFG’s P&C Insurance Segment were $175 million in the second quarter of 2019, compared to $180 million in the prior year period. Higher P&C net investment income was more than offset by lower underwriting profit.

The Specialty P&C insurance operations generated an underwriting profit of $60 million in the 2019 second quarter, compared to $73 million in the 2018 second quarter. Higher underwriting profitability in our Specialty Casualty Group was more than offset by lower underwriting profit in our Property and Transportation and Specialty Financial Groups. The second quarter 2019 combined ratio of 95.0% was 1.3 points higher than the prior year period. Results in the second quarter of 2019 include 3.4 points of favorable prior year reserve development, compared to 3.9 points in the 2018 second quarter. Catastrophe losses added 0.9 points to the second quarter 2019 results, compared to 1.4 points in the comparable prior year period.

Second quarter 2019 gross written premiums were flat and net written premiums were up 1% when compared to the second quarter of 2018, primarily the result of lower crop insurance premiums. Delayed planting of spring crops resulted in late acreage reporting and reduced overall second quarter Specialty P&C premiums. Excluding crop insurance, 2019 gross and net written premiums grew by 6% and 4%, respectively, when compared to the 2018 second quarter.

Average renewal pricing across the entire P&C Group was up approximately 3% for the quarter. Excluding our workers’ compensation business, renewal pricing was up approximately 5%, reflecting a continued improvement from renewal rate increases achieved the first quarter of 2019. Pricing in our Specialty P&C group is the highest we have achieved in over five years, meeting or exceeding our expectations in each of our Specialty P&C sub-segments. Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $4 million in the second quarter of 2019, compared to $23 million in the second quarter of 2018. These results include lower favorable prior period reserve development in our agricultural and transportation businesses and a larger year-over-year underwriting loss in our Singapore Branch. Catastrophe losses were $8 million for this group during the second quarter of 2019, compared to $10 million in the comparable prior year period.

Second quarter 2019 gross written premiums in this group were down 6% and net written premiums were flat when compared to the prior year period, due primarily to delayed acreage reporting from insureds as a result of excess moisture and late planting of corn and soybean crops. It is expected that these delayed premiums will be included in third quarter 2019 results. Excluding crop insurance, 2019 gross and net written premiums in this group grew by 12% and 10%, respectively, when compared to the 2018 second quarter. The growth is primarily attributable to new business opportunities in our transportation businesses. Overall renewal rates in this group increased 5% on average for the second quarter of 2019, an improvement from renewal rate increases achieved in the first quarter of 2019.

The Specialty Casualty Group reported an underwriting profit of $47 million in the second quarter of 2019 compared to $29 million in the comparable 2018 period. Higher profitability in our workers’ compensation and public sector businesses was partially offset by lower year-over-year profitability in our excess and surplus lines businesses. Underwriting profitability in our workers compensation business continues to be very strong. Catastrophe losses for this group were $1 million in both the second quarters of 2019 and 2018.

Gross and net written premiums for the second quarter of 2019 both increased 4% when compared to the second quarter of 2018. The addition of premiums from ABA Insurance Services, which was acquired in the fourth quarter of 2018, as well as growth in our excess and surplus lines, executive liability and social services businesses were the primary drivers of the higher premiums. Lower premiums in Neon, primarily due to foreign currency translation, and within our workers’ compensation businesses partially offset this growth. Renewal pricing for this group was up 3% in the second quarter. Excluding rate decreases in our workers’ compensation businesses, renewal rates in this group were up approximately 7%. With the exception of workers’ compensation, renewal rates in this group are the highest we have seen in five years.

The Specialty Financial Group reported underwriting profit of $21 million in the second quarter of 2019, compared to $22 million in the second quarter of 2018. Higher underwriting profitability in our equipment leasing and surety businesses was more than offset by lower underwriting profitability in our financial institutions business. Catastrophe losses for this group were $3 million in both the second quarters of 2019 and 2018. All of the businesses in this group continued to achieve excellent underwriting margins.

Gross and net written premiums for the second quarter of 2019 were down 2% and 6%, respectively, when compared to the same 2018 period, primarily as a result of lower premiums in our financial institutions business. Renewal pricing in this group was up approximately 1% for the quarter.

Carl Lindner III stated: “Overall, our Specialty P&C Group performed well during the second quarter, and I’m pleased to see strong renewal rate momentum continue across our portfolio of businesses. Based on results through the first six months of the year and our expectations for a below average crop year, we continue to expect an overall 2019 calendar year combined ratio in the range of 92% to 94% and expect growth in net written premium to be in the range of 2% to 5%, up from our previous guidance of flat to up 3%, when compared to the $5.0 billion reported in 2018. In addition, given the broad-based improvements noted in renewal pricing across many of our Specialty P&C businesses, we now expect overall P&C renewal pricing to be up 2% to 4% in 2019, an improvement from our previous range of 1% to 3%.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Annuity Segment

As previously announced, in the second quarter of 2019 AFG changed the way it defines core annuity operating earnings. Beginning in the second quarter, AFG’s core annuity operating earnings exclude the impact of items that are not necessarily indicative of operating trends, such as the impact of fair value accounting for FIAs, unlockings, and other items related to changes in the stock market and interest rates. Core operating earnings will now include an expense for the amortization of FIA option costs, which is a better measure of the cost of funds for FIAs.

The Company believes these changes will provide investors with a better view of the fundamental performance of the business, and a more comparable measure of the Annuity Segment’s business compared to its peers.

Annuity Operating Earnings – For all periods presented, the table below reflects core operating earnings under AFG’s new definition. For periods prior to the second quarter of 2019, “new” core operating earnings are reconciled to previously reported operating results.

In millions	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Pretax Annuity Core Operating Earnings:
Pretax earnings before certain items below	$147	$141	$291	$279
Investments marked to market through core operating earnings, net of DAC	29	33	55	62
Amortization of option costs, net of DAC	(72)	(61)	(141)	(118)

Pretax Annuity core operating earnings – new method	104	113	205	223
Other amounts previously reported as operating, net *	n/a	(14)	(11)	1

Pretax Annuity core operating earnings, as reported	$104	$99	$194	$224

Year over year growth in quarterly average invested assets	12%	10%	12%	10%

Yield on investments marked to market through core operating earnings	11.2%	16.4%	11.1%	15.7%

*	“Other” primarily reflects (i) the impact of fair value accounting, (ii) the impact of changes in the stock market on the liability for guaranteed benefits and DAC, and (iii) unlocking.

Pretax earnings before certain items increased primarily as a result of the growth in AFG’s annuity business, partially offset by the runoff of higher yielding investments. Earnings from investments marked to market through core operating earnings vary from quarter to quarter based on the reported results of the underlying partnerships and investments. Higher amortization of option costs reflects growth in AFG’s annuity business, as well as higher renewal options costs related to inforce business.

Further details about the components of Annuity non-core earnings for the three months ended June 30, 2019 may be found in our Quarterly Investor Supplement, which is posted on our website.

2019 Annuity Core Operating Earnings Guidance – Taking into account the new definition of Annuity core operating earnings beginning in the second quarter, and based on the $194 million of operating earnings reported by the Annuity segment in the first six months of 2019, AFG’s guidance for full year 2019 pretax Annuity core operating earnings is now a range of $375 million to $405 million.

This guidance reflects (i) renewal option costs in line with recent purchases, (ii) a return of 8% to 10% on investments required to be marked to market through operating earnings, in contrast to the 11% earned in the first half of 2019, (iii) the negative impact that lower long-term reinvestment rates will have on the runoff of the Annuity segment’s investment portfolio, and (iv) the negative impact that lower short-term rates are expected to have on the Annuity segment’s net investment in cash, short-term investments and floating rate securities, which were approximately $4 billion at June 30, 2019. Fluctuations in these items could lead to positive or negative impacts on the Annuity Segment’s results.

Annuity Premiums – AFG’s Annuity Segment reported statutory premiums of $1.35 billion in the second quarter of 2019, compared to $1.40 billion in the second quarter of 2018, a decrease of 4%. Higher traditional fixed annuity premiums in the financial institutions channel were more than offset by lower FIA premiums in the retail and broker dealer channels.

In response to the continued drop in market interest rates in 2019, AFG has implemented several crediting rate decreases in order to maintain appropriate returns on its annuity sales, which has begun to temper new sales. Accordingly, based on the results to date, AFG believes that its 2019 Annuity premiums will be down 5% to 10% from its record $5.4 billion of premiums in 2018.

Craig Lindner stated, “We believe our current operating earnings presentation is a better reflection of the fundamental and ongoing operations of our annuity business. And while our 2019 core operating earnings under our new approach are lower than 2018 due to elevated option costs and lower earnings from certain “mark-to-market” investments, we still achieved an annualized operating return on equity of 13% during the second quarter of 2019. Looking forward to the second half of 2019, due to the low interest rate environment and the expectation of even lower short-term interest rates, we are moderating our expectations for premiums and core operating earnings.”

More information about premiums and the results of operations for our Annuity Segment may be found in AFG’s Quarterly Investor Supplement.

Investments

AFG recorded second quarter 2019 net realized gains on securities of $45 million ($0.48 per share) after tax and after deferred acquisition costs (DAC), which included $29 million ($0.32 per share) in after-tax, after-DAC net gains to adjust equity securities that the Company continued to own, to fair value. By comparison, AFG recorded net realized gains on securities of $25 million ($0.27 per share) in the comparable 2018 period.

Unrealized gains on fixed maturities were $812 million after tax and after DAC at June 30, 2019, an increase of $729 million since year end. Our portfolio continues to be high quality, with 91% of our fixed maturity portfolio rated investment grade and 98% with a National Association of Insurance Commissioners’ designation of NAIC 1or 2, its highest two categories.

For the six months ended June 30, 2019, P&C net investment income was approximately 6% higher than the comparable 2018 period.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets over $65 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, fixed-indexed and variable-indexed annuities in the retail, financial institutions, broker-dealer and registered investment advisor markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections.

Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets, including the cost of equity index options; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules and changes in regulation of the Lloyd’s market, including modifications to the establishment of capital requirements for and approval of business plans for syndicate participation; changes in the legal environment affecting AFG or its customers; tax law and accounting changes, including the impact of recent changes in U.S. corporate tax law; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2019 second quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, August 7, 2019. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 4270549. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on August 14, 2019. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 4270549.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

An archived webcast will be available immediately after the call via the same link on our website until August 14, 2019 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner, IRC

Assistant Vice President – Investor Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG19-16

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenues
P&C insurance net earned premiums	$1,200	$1,161	$2,373	$2,268
Life, accident & health net earned premiums	5	6	11	12
Net investment income	580	530	1,122	1,025
Realized gains (losses) on securities	56	31	240	(62)
Income (loss) of managed investment entities:
Investment income	70	64	139	122
Loss on change in fair value of assets/liabilities	(2)	(2)	(2)	(5)
Other income	51	43	101	92

Total revenues	1,960	1,833	3,984	3,452

Costs and expenses
P&C insurance losses & expenses	1,149	1,093	2,240	2,115
Annuity, life, accident & health benefits & expenses	380	321	728	596
Interest charges on borrowed money	17	16	33	31
Expenses of managed investment entities	59	54	114	102
Other expenses	96	89	197	174

Total costs and expenses	1,701	1,573	3,312	3,018

Earnings before income taxes	259	260	672	434
Provision for income taxes	50	52	137	85

Net earnings including noncontrolling interests	209	208	535	349
Less: Net earnings (losses) attributable to noncontrolling interests	(1)	(2)	(4)	(6)

Net earnings attributable to shareholders	$210	$210	$539	$355

Diluted Earnings per Common Share	$2.31	$2.31	$5.94	$3.92

Average number of diluted shares	91.0	90.7	90.8	90.5

			June 30,	December 31,
Selected Balance Sheet Data:			2019	2018
Total cash and investments			$52,907	$48,498
Long-term debt			$1,423	$1,302
Shareholders’ equity(b)			$6,090	$4,970
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities) (b)			$5,260	$4,898
Book value per share			$67.72	$55.66
Book value per share (excluding unrealized gains/losses related to fixed maturities			$58.49	$54.86
Common Shares Outstanding			89.9	89.3

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2019	2018		2019	2018
Gross written premiums	$1,664	$1,665	—%	$3,199	$3,123	2%

Net written premiums	$1,264	$1,257	1%	$2,411	$2,359	2%

Ratios (GAAP):
Loss & LAE ratio	60.2%	59.7%		59.6%	58.8%
Underwriting expense ratio	34.8%	34.0%		34.2%	34.0%

Specialty Combined Ratio	95.0%	93.7%		93.8%	92.8%

Combined Ratio – P&C Segment	95.1%	93.7%		93.9%	92.8%

Supplemental Information:(c)
Gross Written Premiums:
Property & Transportation	$579	$615	(6%)	$1,018	$1,041	(2%)
Specialty Casualty	896	858	4%	1,808	1,711	6%
Specialty Financial	189	192	(2%)	373	371	1%

	$1,664	$1,665	—%	$3,199	$3,123	2%

Net Written Premiums:
Property & Transportation	$422	$422	—%	$766	$746	3%
Specialty Casualty	662	639	4%	1,288	1,233	4%
Specialty Financial	149	159	(6%)	294	307	(4%)
Other	31	37	(16%)	63	73	(14%)

	$1,264	$1,257	1%	$2,411	$2,359	2%

Combined Ratio (GAAP):
Property & Transportation	99.1%	93.9%		94.2%	92.2%
Specialty Casualty	92.5%	95.1%		93.4%	94.0%
Specialty Financial	85.6%	85.6%		88.6%	87.9%
Aggregate Specialty Group	95.0%	93.7%		93.8%	92.8%

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(6)	$(21)	$(32)	$(39)
Specialty Casualty	(31)	(15)	(44)	(50)
Specialty Financial	(9)	(8)	(15)	(11)
Other Specialty	4	(1)	3	(2)

Total Specialty Reserve Development	$(42)	$(45)	$(88)	$(102)

Points on Combined Ratio:
Property & Transportation	(1.6)	(5.6)	(4.4)	(5.4)
Specialty Casualty	(4.7)	(2.5)	(3.5)	(4.2)
Specialty Financial	(5.9)	(5.4)	(5.1)	(3.6)
Aggregate Specialty Group	(3.4)	(3.9)	(3.7)	(4.5)
Total P&C Segment	(3.3)	(3.9)	(3.6)	(4.5)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2019	2018		2019	2018
Annuity Premiums:
Financial Institutions	$742	$579	28%	$1,510	$1,097	38%
Retail	310	400	(23%)	640	715	(10%)
Broker-Dealer	197	359	(45%)	430	621	(31%)
Pension Risk Transfer	50	1	nm	60	1	nm
Education Market	44	54	(19%)	93	100	(7%)
Variable Annuities	6	6	—	11	13	(15%)

Total Annuity Premiums	$1,349	$1,399	(4%)	$2,744	$2,547	8%

Components of Annuity Earnings Before Income Taxes

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2019	2018		2019	2018
Revenues:
Net investment income	$451	$412	9%	$886	$806	10%
Other income	27	27	—%	54	53	2%

Total revenues	478	439	9%	940	859	9%
Costs and Expenses:
Annuity benefits	339	260	30%	650	442	47%
Acquisition expenses	33	49	(33%)	59	130	(55%)
Other expenses	35	31	13%	70	63	11%

Total costs and expenses	407	340	20%	779	635	23%

Annuity earnings before income taxes	$71	$99	(28%)	$161	$224	(28%)

Supplemental Annuity Information

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Core net interest spread on fixed annuities – new method	2.08%	2.28%	2.05%	2.30%
Core net spread earned on fixed annuities – new method	1.11%	1.34%	1.10%	1.35%

Further details may be found in our Quarterly Investor Supplement, which is posted on our website.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Core Operating Earnings before Income Taxes:
P&C insurance segment	$175	$180	$360	$368
Annuity segment, new method	104	113	205	223
Annuity results previously reported as operating earnings	—	(14)	(11)	1
Interest and other corporate expenses*	(42)	(48)	(85)	(90)

Core operating earnings before income taxes	237	231	469	502
Related income taxes	45	46	93	98

Core net operating earnings	$192	$185	$376	$404

*	Other Corporate Expenses includes income and expenses associated with AFG‘s run-off businesses.

b)

Shareholders’ Equity at June 30, 2019 includes $812 million ($9.03 per share) in unrealized after-tax gains on fixed maturities and $18 million ($0.20 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges. Shareholders’ Equity at December 31, 2018 includes $83 million ($0.93 per share) in unrealized after-tax gains on fixed maturities and $11 million ($0.13 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.